Array Announces Global Phase 3 Trial Evaluating MEK162 In Patients With Low-Grade Serous Ovarian Cancer

–Targets difficult-to-treat patient population with few remaining options –

– MEK162 also expected to advance into Phase 3 studies in NRAS and BRAF melanoma in 2013–

BOULDER, Colo., May 6, 2013 /PRNewswire/ -- Array BioPharma Inc. (NASDAQ: ARRY) today announced that it will initiate a global Phase 3 clinical trial in patients with recurrent low-grade serous ovarian cancer (LGSOC) during the summer of 2013. The study, called MILO (MEK Inhibitor in Low Grade Serous Ovarian Cancer), will evaluate the efficacy and safety of MEK162 compared to standard chemotherapy treatments and is designed for worldwide regulatory submissions, including with the U.S. Food and Drug Administration and the European Medicines Agency. Array invented MEK162 and licensed worldwide rights to develop and commercialize the drug to Novartis in April 2010. The MILO study follows a recent announcement by Novartis detailing plans to initiate Phase 3 trials of MEK162 in both NRAS- and BRAF-mutant melanoma and will be covered as part of the Novartis/Array co-development agreement under which costs are capped annually and in total for Array.

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"We have seen encouraging early clinical results using a MEK inhibitor in patients with recurrent low-grade serous cancer when compared to the historic data of cytotoxic chemotherapy, the current standard of care," said Bradley J. Monk, MD, Director of the Division of Gynecologic Oncology at the University of Arizona Cancer Center at St. Joseph's Hospital in Phoenix and at the Creighton University School of Medicine. "There remains a significant unmet medical need for effective treatment in low-grade serous ovarian cancer and I look forward to investigating MEK162 in this Phase 3 study."

The multinational, randomized Phase 3 trial will evaluate MEK162 against physician's choice of standard chemotherapy treatments in 300 patients with recurrent or persistent LGSOC following at least one prior platinum-based chemotherapy regimen and no more than three lines of prior chemotherapy regimens. The primary endpoint is progression-free survival, and the key secondary endpoint is overall survival.

"This trial is yet another indication of our continued progress towards our products being commercialized," said Ron Squarer, Chief Executive Officer, Array BioPharma. "MEK162 is planned to be in three pivotal trials, which along with other ongoing and planned studies, is expected to position this drug to demonstrate its broad activity across a variety of tumor types."

As part of the agreement with Novartis, Array is entitled to royalties on worldwide sales, with royalties on U.S. sales at a higher level. Array is co-developing MEK162 with Novartis and retains an option to co-detail the product in the United States.

About Low-grade Serous Ovarian Cancer
Ovarian cancer is the tenth most common cancer among women, the fifth leading cause of cancer-related death among women, and is the deadliest of gynecologic cancers. Serous ovarian cancer represents the largest group of ovarian cancer and is considered to consist of two main subtypes: low-grade and high-grade. LGSOC represents up to 10 percent of ovarian cancer diagnoses, and it is estimated that over 10,000 women are living with the disease in the United States and Europe. Patients with LGSOC are generally diagnosed at a younger age and live longer, but have a lower response rate to conventional chemotherapy compared to patients with high-grade serous ovarian cancer. Management for advanced disease involves surgery and multiple anti-cancer regimens. Less than 4 percent of patients with recurrent LGSOC respond to chemotherapy. The historic median progression free survival for LGSOC patients treated with chemotherapy is approximately seven months.

About MEK Inhibition and Low-grade Serous Ovarian Cancer
At AACR 2012, results for selumetinib, a small-molecule MEK inhibitor invented by Array and licensed to AstraZeneca, were presented from a Gynecologic Oncology Group Phase 2 clinical trial in patients with recurrent LGSOC. In the study, 52 patients received 50-mg of selumetinib orally twice daily in four-week cycles until disease progression or toxicity. Fifty-eight percent of patients had received three or more rounds of chemotherapy. The median number of cycles was 4.5; 33 percent of patients underwent 12 or more cycles. The disease control rate was 81 percent. Eight patients (15 percent) had complete (1) or partial (7) responses, and 34 patients (65 percent) had progression-free survival of greater than six months. The median progression free survival was 11 months. The drug was generally well tolerated. There were three grade 4 adverse events of cardiac, pain and pulmonary reported. The most common grade 3 adverse events were gastrointestinal (25%) and dermatological (17%).

About MEK162
MEK is a key protein kinase in the RAS/RAF/MEK/ERK pathway, which signals cancer cell proliferation and survival. MEK has been shown to be activated in several tumor types such as non-small cell lung cancer, melanoma, thyroid cancer, ovarian cancer, and, in particular, tumors with BRAF and NRAS mutations. MEK162 is a small molecule MEK inhibitor that targets a key position in this pathway and is in Phase 2 development in a range of tumor types.

There are 10 active or completed oncology clinical trials of MEK162 with plans to initiate at least six trials in 2013, including three Phase 3 trials, one each planned in LGSOC, NRAS-mutant melanoma and BRAF-mutant melanoma.

About Array BioPharma
Array BioPharma Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of targeted small molecule drugs to treat patients afflicted with cancer. Array is evolving into a late-stage development company and currently expects significant progress toward generating data to support our upcoming Phase 3 / pivotal trial decisions. Novartis expects to begin Phase 3 trials evaluating Array-invented MEK162 in NRAS-mutant melanoma and in BRAF-mutant melanoma under in 2013. In addition, Array will begin a Phase 3 trial evaluating MEK162 in low-grade serous ovarian cancer under the license agreement with Novartis in 2013. AstraZeneca expects to begin Phase 3 or pivotal registration trials with selumetinib (an Array-invented drug) in non-small cell lung cancer and thyroid cancer during the second half of 2013. Three other Array-invented drugs are also approaching Phase 3 or pivotal trial decisions which are expected by the end of 2013. These include Array's wholly-owned drugs, ARRY-520 and ARRY-614, and one partnered program, danoprevir (with InterMune/Roche). For more information on Array, please go to www.arraybiopharma.com.

Forward-Looking Statement
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about the timing of completion or initiation of further trials involving MEK162, selumetinib, ARRY-520, ARRY-614 and danoprevir, the potential for the results of ongoing clinical trials to support regulatory approval or the marketing success of these drugs, and future plans to progress and develop these drugs. These statements involve significant risks and uncertainties, including those discussed in the most recent annual report filed on Form 10-K, quarterly reports filed on Form 10-Q, and other reports filed by Array with the Securities and Exchange Commission. Because these statements reflect current expectations concerning future events, actual results could differ materially from those anticipated in these forward-looking statements as a result of many factors. These factors include, but are not limited to, the ability of Novartis and our other partners to continue to fund and successfully progress research and development efforts with respect to drugs we have licensed to them; risks associated with dependence on collaborators for the clinical development and commercialization of out-licensed drug candidates; the ability to effectively and timely conduct clinical trials in light of increasing costs and difficulties in locating appropriate trial sites and in enrolling patients who meet the criteria for certain clinical trials; and risks associated with dependence on third-party service providers to successfully conduct clinical trials within and outside the United States. Array is providing this information as of May 6, 2013 and undertakes no duty to update any forward-looking statements to reflect the occurrence of events or circumstances after the date of such statements or of anticipated or unanticipated events that alter any assumptions underlying such statements.

CONTACT:	Tricia Haugeto
(303) 386-1193
thaugeto@arraybiopharma.com